Exhibit 4.6

AMENDMENT NUMBER 2

TO THE

KELLOGG COMPANY – BAKERY, CONFECTIONERY, TOBACCO WORKERS

AND GRAIN MILLERS

SAVINGS AND INVESTMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2016)

WHEREAS, the Kellogg Company (the “Company”) maintains the Kellogg Company – Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan (as amended and restated effective January 1, 2016) (the “Plan”) for the benefit of eligible union employees of the Company and its affiliates;

WHEREAS,, under Section 13.2 of the Plan, the Company and the Union (as such terms are defined under the Plan) have authorized the Administrative Committee to amend or modify the provisions of the Plan by a unanimous vote; and

WHEREAS, the Administrative Committee desires to amend the Plan to expand the distribution options available to participants;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power given to the Administrative Committee under Section 13.2 of the Plan, the Plan is hereby amended, effective as of the close of business on December 31, 2016:

1. Section 2.15 is amended to read as follows:

Section 2.15 Company Stock Matching Contribution Account

“Company Stock Matching Contribution Account” means the Account maintained for a Participant to record the Matching Contributions made for the Participant in the form of Company Stock before January 1, 2017, or which the Participant has elected to invest in Company Stock pursuant to Section 6.3, adjusted as provided in Section 6.4.

2. Section 4.2(b) is amended to read as follows:

(b) Matching Contributions in the Form of Company Stock. For the time period before January 1, 2017, 12.5% of all Matching Contributions were made in the form of Kellogg Company Stock and were credited to the Participant’s Company Stock Account. Effective as of the close of business on December 31, 2016, no additional Matching Contributions will be made in the form of Kellogg Company Stock. Amounts credited to a Participant’s Company Stock Account before January 1, 2017 may be transferred by the Participant at any time to any other Investment Option then available under the Plan, effective as soon as administratively feasible. Amounts so transferred will be credited to the Participant’s Matching Contribution Account.

* * *

IN WITNESS WHEREOF, the duly authorized Members of the Administrative Committee have executed this Amendment Number 2 to the Kellogg Company – Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan (as amended and restated effective January 1, 2016), effective as of the dates stated herein.

KELLOGG COMPANY – BAKERY, CONFECTIONERY, TOBACCO WORKERS AND GRAIN MILLERS

For the Union

/s/ David B. Durkee

David B. Durkee

President

BCTGM International Union

Date:	4/25/17

/s/ Steven Bertelli

Date:	4/25/2017

/s/ John J Price

BCTGM Int’L Union

Date:	4/27/2017

For the Employer (Kellogg Company)

/s/ Gary Pilnick

Date:	December 20, 2016

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